Exhibit 10.1
SUMMARY OF KEY TERMS OF COMPENSATION ARRANGEMENTS WITH SYNTHETECH, INC. EXECUTIVE OFFICERS

The table below provides information about key elements of compensation for Synthetech Inc.’s executive officers for the fiscal year ending March 31, 2009.  In addition to equity compensation, the primary components of executive officer compensation are base salary and performance bonuses under the Key Employee Performance Plan (KEPP).

Awards under the KEPP are determined as a percentage of base salary, with payment based on achievement of certain performance objectives based on (1) health, safety and environmental, (2) business strategy, (3) customer service, (4) purchasing, (5) Sarbanes Oxley Act Compliance, (6) financial reporting, (7) meeting sales for resale projects, (8) cost improvement and controls and (9) business performance goals. Payments are calculated based on Synthetech's performance in meeting the respective objectives, and then multiplied by a weighted percentage for each objective based on the relative importance of the objective to the overall goals.  This calculation yields a bonus percentage for the objective for the applicable participant in the KEPP.  The sum of the bonus percentages for each objective is multiplied by the individual's salary percentage and the product is multiplied by the applicable fiscal 2009 salary, yielding the KEPP payout.  Weightings vary for specific objectives among participants in the KEPP, and not all business strategy objectives are applicable to each participant.

Payouts are based on the score for each individual and the applicable weighting percentage.  If Earnings Before Interest and Taxes (EBIT) is less than $450,000 then no bonuses will be awarded for the achievement of any objectives under the KEPP. Bonus maximums may be increased at the sole discretion of the Compensation Committee. Based on Synthetech's performance for the first half of fiscal 2009, it has not accrued any amounts for potential payments under the KEPP.

The estimated fiscal 2009 base salaries, ranges of potential bonuses as a percentage of base salary and the performance objectives for Synthetech's named executive officers who participate in the KEPP are as follows:

			Fiscal 2009 Target Bonus Allocation
Name and Title	Fiscal 2009 Salary	Fiscal 2009 Range of Cash Incentive as a % of Base Salary	Health, Safety and Environ-mental Objectives	Business Strategy Objectives	Cost Improvement and controls	Customer Service
Dr. Gregory R. Hahn President and Chief Executive Officer	$215,000	0 to 77%	10%	5%	N/A	15%

Dr. Daniel T. Fagan[1] Chief Executive Officer	$37,500	N/A	N/A	N/A	N/A	N/A

Gary A. Weber Vice President of Finance and Administration and Chief Financial Officer	$145,000	0 to 58%	10%	5%	N/A	N/A

Brett Reynolds Vice President of Sales and Marketing	$120,000	0 to 53%	5%	5%	N/A	N/A

Dr. Frederic Farkas* Director of Operations	$80,000	0 to 23%	15%	5%	45%	N/A

	Fiscal 2009 Target Bonus Allocation
Name and Title	Purchasing	SOX Compliance	Financial Reporting	Meet Sales for Resale Projects	Business Performance
Dr. Gregory R. Hahn President and Chief Executive Officer	N/A	N/A	N/A	N/A	70%

Dr. Daniel T. Fagan Chief Executive Officer	N/A	N/A	N/A	N/A	N/A

Gary A. Weber Vice President of Finance and Administration and Chief Financial Officer	10%	5%	5%	N/A	65%

Brett Reynolds Vice President of Sales and Marketing	N/A	N/A	N/A	5%	85%

Frederic Farkas* Director of Operations	N/A	N/A	N/A	N/A	35%

1 Dr. Fagan's term as Chief Executive Officer ended on July 1, 2008.  Dr. Fagan declined to participate in the 2009 KEPP Bonus Plan.  Dr. Fagan continues to serve as Chairman of the Board.
* Dr. Frederic Farkas joined the company on October 1, 2008.  Any payment he may be entitled to under the KEPP for fiscal 2009 performance as Director of Operations will be prorated based on the period from October 1, 2008 until March 31, 2009.

For each of the members of senior management listed above, payment of the bonus target is based on achievement of objectives during the period from April 1, 2008 to March 31, 2009 in the three primary categories listed below and further allocated based on the following subcategories and percentages, which may vary for each individual for each category; however the total for each individual adds to 100%:

Health, Safety and Environmental Objectives:		5-15%

Recordable Injuries	2-5%
Lost-Time Accidents	2-5%
Process Safety and Reportable Environmental Incident	1-5%

Business Strategy Objectives:		5-45%

Business Strategy	5%
Customer Service	15%
Cost Controls and Improvements	45%
Financial Reporting	5%
Sarbanes-Oxley 404 Compliance	5%
Purchasing	10%

Business Performance Objectives:		35-85%

Achieve Sales Target	10-50%
Achieve EBIT (earnings before interest and taxes) Target	25-55%

Dr. Joseph Murphy, Synthetech's Director of Business Development, does not participate in the KEPP but is subject to a separate sales incentive plan that pays 1.5% of eligible sales over $0.5 million for the period from September 1, 2008 to August 31, 2009. Under this plan, Dr. Murphy received a bonus of $63,986 in October 2008.